SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
                        Securities Exchange Act of 1934.

                                (Amendment No. )

Filed by the Registrant [x]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ]  Confidential,  for  Use  of the  Commission  Only  (as  permitted  by  Rule
     14a-6(e)(2)
[x]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-12

                         FIRST SOUTH BANCORP, INC
                (Name of Registrant as Specified In Its Charter)



     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
 [x]  No Fee Required.
 [ ]  $125 per Exchange  Act Rules 0-11(e)(1)(ii),  14a-6(i)(1) or Item 22(a)(2)
      of Schedule 14A.
 [ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     1)   Title of each class of securities to which transaction applies:

     2)   Aggregate number of securities to which transaction applies:

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

     4)   Proposed maximum aggregate value of transaction:

     5)   Total fee paid

[ ]  Fee paid previously with preliminary materials

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)   Amount Previously Paid:

     2)   Form, Schedule or Registration Statement No.:

     3)   Filing Party:

     4)   Date Filed:

                            FIRST SOUTH BANCORP, INC.


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS


TO OUR SHAREHOLDERS:

        The Annual Meeting of the Shareholders of First South Bancorp, Inc. will be held at the First South Center, 1460 John B. White, Sr. Blvd., Spartanburg, South Carolina, on May 21, 2008, at 3:00 p.m., for the following purposes:

To elect two directors to each serve for a three-year term, or until their successors are duly elected and qualified;

To ratify the selection of Cherry, Bekaert & Holland, L.L.P. as the Company's independent auditors; and

To act upon other such matters as may properly come before the meeting or any adjournment thereof.

        Only shareholders of record at the close of business on April 15, 2008, are entitled to notice of and to vote at the meeting. In order that the meeting can be held, and a maximum number of shares can be voted, whether or not you plan to be present at the meeting in person, please fill in, date, sign and promptly return the enclosed form of proxy. The Company's Board of Directors unanimously recommends a vote FOR approval of all of the proposals presented.

        Returning the signed proxy will not prevent a record owner of shares from voting in person at the meeting.

        Included with this notice is the Company's 2008 Proxy Statement and 2007 Annual Report to Shareholders.

                                            By Order of the Board of Directors


                                            s/Linda Y. Cox
April 18, 2008                              Linda Y. Cox
                                            Secretary

                            FIRST SOUTH BANCORP, INC.
                          1450 John B. White Sr. Blvd.
                        Spartanburg, South Carolina 29306
                                 (864) 595-0455

                                 PROXY STATEMENT

        We are providing this proxy statement in connection with the solicitation of proxies by the Board of Directors of First South Bancorp, Inc. for use at our Annual Meeting of Shareholders to be held at 3:00 p.m. on April 21, 2008, at the First South Center, 1460 John B. White, Sr. Blvd., Spartanburg, South Carolina. A Notice of Annual Meeting is attached to this proxy statement, and a form of proxy is enclosed. We first began mailing this proxy statement to shareholders on or about April 18, 2008. We are paying the cost of this solicitation. The only method of solicitation we will use, other than the mail, is personal, telephone or other electronic contact by our directors and regular employees.

        Throughout this Proxy Statement, we use terms such as "we," "us," "our", "First South", and "our Company" to refer to First South Bancorp, Inc. and terms such as "you" and "your" to refer to our shareholders.


                                  ANNUAL REPORT

        Our  Annual  Report to  Shareholders  covering  our  fiscal  year  ended
December 31,  2007,  including  financial  statements,  is enclosed.  The Annual
Report to Shareholders does not form any part of the material for the solicitation of proxies.


                                VOTING PROCEDURES
Voting

        If you hold your shares of record in your own name, you can vote your shares by marking the enclosed proxy form, dating it, signing it, and returning it to us in the enclosed postage-paid envelope. If you are a shareholder of record, you can also attend the Annual Meeting and vote in person. If you hold your shares in street name with a broker or other nominee, you can direct your vote by submitting voting instructions to your broker or nominee in accordance with the procedure on the voting card provided by your broker or nominee. If you hold your shares in street name, you may attend the Annual Meeting, but you may not vote in person without a proxy appointment from a shareholder of record.


Revocation of Proxy

        If you are a record shareholder and execute and deliver a proxy, you have the right to revoke it at any time before it is voted by delivering to Barry L. Slider, President, First South Bancorp, Inc., 1450 John B. White Sr. Blvd., Spartanburg, South Carolina 29306, or by mailing to Mr. Slider at Post Office Box 1928, Spartanburg, South Carolina 29304, an instrument which by its terms revokes the proxy. If you are a record shareholder, you may also revoke your proxy by delivering to us a duly executed proxy bearing a later date. Written notice of your revocation of a proxy or delivery of a later dated proxy will be effective when we receive it. Your attendance at the Annual Meeting will not in itself constitute revocation of a proxy. However, if you are a record shareholder and desire to do so you may attend the meeting and vote in person in which case the proxy will not be used. If you hold your shares in street name with a broker or other nominee, you may change or revoke your proxy instructions by submitting new voting instructions to the broker or other nominee.


Quorum and Voting

        At the close of business on March 31, 2008, there were outstanding 2,161,218 shares of our common stock (no par value). Each share outstanding will be entitled to one vote upon each matter submitted at the meeting. You are only entitled to notice of and to vote at the meeting if you were a stockholder of record at the close of business on April 15, 2008 (the "Record Date").

        One-third of the shares entitled to be voted at the Annual Meeting constitutes a quorum. If a share is represented for any purpose at the Annual Meeting by the presence of the registered owner or a person holding a valid proxy for the registered owner, it is deemed to be present for purposes of establishing a quorum. Therefore, valid proxies which are marked "Abstain" or "Withhold" and shares that are not voted, including proxies submitted by brokers that are the record owners of shares (so-called "broker non-votes"), will be included in determining the number of votes present or represented at the Annual Meeting. If a quorum is not present or represented at the meeting, the shareholders entitled to vote, present in person or represented by proxy, have the power to adjourn the meeting from time to time. If the meeting is to be reconvened within thirty days, no notice of the reconvened meeting will be given other than an announcement at the adjourned meeting. If the meeting is to be adjourned for thirty days or more, notice of the reconvened meeting will be given as provided in the Bylaws. At any reconvened meeting at which a quorum is present or represented, any business may be transacted that might have been transacted at the meeting as originally noticed.

        If a quorum is present at the Annual Meeting, directors will be elected by a plurality of the votes cast by shares present and entitled to vote at the Annual Meeting. "Plurality" means that if there are more nominees than positions to be filled, the individuals who receive the largest number of votes cast for the positions to be filled will be elected as directors. Cumulative voting is not permitted. Votes that are withheld or that are not voted in the election of directors will have no effect on the outcome of election of directors. If a quorum is present all other matters that may be considered and acted upon at the Annual Meeting will be approved if the number of shares of our common stock voted in favor of the matter exceeds the number of shares of our common stock voted against the matter.


Actions to be taken by the Proxies

        Our Board of Directors selected the persons named as proxies. When the form of proxy enclosed is properly executed and returned, the shares that it represents will be voted at the meeting. Unless you otherwise specify therein, your proxy will be voted "FOR" the election of the persons named in this Proxy Statement as the Board of Directors' nominees for election to the Board of Directors and "FOR" ratification of Cherry, Bekaert & Holland, L.L.P. as independent auditors for the year ended December 31, 2008. In each case where you have appropriately specified how your proxy is to be voted, it will be voted in accordance with your specifications. Our Board of Directors is not aware of any other matters that may be presented for action at the Annual Meeting of Shareholders, but if other matters do properly come before the meeting, the persons named in the proxy intend to vote on such matters in accordance with their best judgment.

                              SHAREHOLDER PROPOSALS

        If you wish to submit proposals for the consideration of the shareholders at the 2009 Annual Meeting you may do so by mailing them in writing to Barry L. Slider, President, First South Bancorp, Inc., Post Office Box 1928, Spartanburg, South Carolina 29304, or by delivering them in writing to Mr. Slider at our main office, 1450 John B. White Sr. Blvd., Spartanburg, South Carolina 29306. You must send or deliver written proposals in time for us to receive them prior to January 30, 2009, if you want us to include them, if otherwise appropriate, in our Proxy Statement and form of Proxy relating to that meeting. If we do not receive notice of a shareholder proposal prior to April 10, 2009, the persons named as proxies in the proxy materials relating to that meeting will use their discretion in voting the proxies when the proposal is raised at the meeting.

                          SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

        The table below shows information as of March 31, 2008 about the number of shares owned and the percentage of our outstanding common stock such number represents for all of our directors and executive officers and for all persons who are currently beneficial owners of 5% or more of our common stock.

Name (and Address of 5% Owners)         Amount and Nature of
                                        Beneficial Ownership        % of Class
-------------------------------         --------------------        ----------
Harold E. Fleming, M.D. (1)                    30,780                  1.4%
Joel C. Griffin                                32,516                  1.5%
Roger A. F. Habisreutinger (2)                163,401                  7.6%
     408 Main Street
     Spartanburg, SC
Herman E. Ratchford                           231,017                 10.7%
     3808 Edgewater Drive
     Gastonia, NC
Chandrakant V. Shanbhag (3)                   158,305                  7.3%
     1614 Holly Berry Lane
     Spartanburg, SC
V. Lewis Shuler (4)                            37,679                  1.7%
Barry L. Slider (5)                           114,533                  5.2%
David G. White (6)                             66,989                  3.1%
                                             --------

All directors and executive
officers as a group (8 persons) (7)           835,220                 37.9%
--------------------

(1) Of the total shares shown as beneficially owned, 13,209 are pledged as collateral.
(2) Includes 26,744 shares owned jointly with his wife; 15,000 shares owned by his wife; 63,922 shares owned by other family members; and 42,020 shares owned by a trust as to which Mr. Habisreutinger disclaims beneficial ownership.
(3) Includes 54,000 shares owned jointly with his wife and 360 shares owned by minor children. Of the total shares shown as beneficially owned, 83,935 are pledged as collateral.
(4) Includes 14,829 shares subject to presently exercisable options and 11,750 shares pledged as collateral.
(5) Includes 3,063 shares owned jointly with his wife; 360 shares owned by children; 18,272 shares owned by his wife as to which Mr. Slider disclaims beneficial ownership; and 26,322 shares subject to presently exercisable options.
(6) Includes 2,338 shares owned by minor children; and 2,580 shares owned by his wife as to which Mr. White disclaims beneficial ownership.
(7)  Includes 41,151 shares subject to currently exercisable options.

Except as otherwise indicated, to the knowledge of management, all shares are owned directly with sole voting power.

                              ELECTION OF DIRECTORS

        Our Board of Directors has set the number of directors to serve after the annual meeting at seven, and two directors are to be elected at the Annual Meeting. Our Board has nominated Herman E. Ratchford and David G. White to each serve three year terms that will expire at our 2011 Annual Meeting of Shareholders. The nominees are all currently serving as our directors. No other nominations have been made in writing and given to our Secretary in accordance with the procedures set forth below under "GOVERNANCE MATTERS - Director Nomination Process." Accordingly, no other nominations are permitted to be made for the 2008 Annual Meeting.

        The persons named in the enclosed form of proxy intend to vote for the election as directors of Messrs. Ratchford and White. Unless you indicate a contrary specification, the enclosed form of proxy will be voted FOR such nominees. In the event that any such nominee is not available to serve by reason of any unforeseen contingency, the persons acting under the proxy intend to vote for the election, in his stead, of such other person as our Board of Directors may recommend. The Board of Directors has no reason to believe that any of the nominees will be unable or unwilling to serve if elected.

                                   MANAGEMENT


Director Nominees and Continuing Directors

        The table below shows, as to each director and director nominee, his name, age, positions held with us and principal occupation for the past five years and the period during which he has served as our director. Our directors serve until the Annual Meeting for the year indicated or until their successors are elected and qualified. Each of the persons listed in the table as a nominee is a Board of Directors' nominee for election as our director.

NAME                          AGE                  PRINCIPAL OCCUPATION                   DIRECTOR SINCE*
----                          ---                  --------------------                   ---------------

         Nominees for the Board of Directors whose terms of office will continue until our Annual Meeting of Shareholders in 2011 are:

Herman E. Ratchford            75    Chairman and Chief Executive Officer, Triangle             1998
                                     Real Estate of Gastonia (construction)

David G. White                 52    Attorney, David G. White, PA                               1996

         Members of the Board of Directors whose terms of office will continue until our Annual Meeting of Shareholders in 2010 are:

Harold E. Fleming              67    Physician, Cardio Medical Associates                       1996

Joel C. Griffin                54    President, Griffin Gear, Inc. (specialized gear
                                     manufacturing)                                             1996

Barry L. Slider                55    President & Chief Executive Officer of our                 1996
                                     Company and First South Bank (since 1996),
                                     Senior Vice President, Branch Banking & Trust
                                     Company, Spartanburg, S.C. (1985-1995)

         Members of the Board of Directors whose terms of office will continue until our Annual Meeting of Shareholders in 2009 are:

Roger A. F. Habisreutinger     66    Chairman of the Board of our Company and First             1996
                                     South Bank; President, Champion Investment
                                     Corp.

Chandrakant V. Shanbhag        58    Chief Executive Officer, D.C. Motors & Control,            1996
                                     Inc.

*Includes membership on the Board of Directors of First South Bank prior to our organization as a holding company for First South Bank in 1999. Each person also currently serves as a director of First South Bank.

        None of the principal executive officers nor any directors or director nominees are related by blood, marriage or adoption in the degree of first cousin or closer.


Executive Officers

        Our executive officers are Barry L. Slider and V. Lewis Shuler. Information about Mr. Slider is set forth above under "-- Director Nominees and

Continuing Directors." Mr. Shuler (age 64) has served as our Executive Vice President and Chief Financial Officer since 1996. Prior to his employment with us, Mr. Shuler served as Senior Vice President/Treasurer of First Community Bank from 1987 to 1996.

                      COMMITTEES OF OUR BOARD OF DIRECTORS


Nominating Committee

        Our Board of Directors does not have a separate nominating committee. Rather, our entire Board of Directors acts as nominating committee. Based on our size, the small geographic area in which we do business and the desirability of our directors being a part of the communities we serve and familiar with our customers, we do not believe we would derive any significant benefit from a separate nominating committee. The members of the Board of Directors are not all independent as defined in The Nasdaq Stock Market, Inc. Marketplace Rules, as modified or supplemented (the "Nasdaq Rules"). We do not have a Nominating Committee charter.


Audit Committee

        We have a separately designated Audit Committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934. The Audit Committee provides general oversight of financial reporting and the adequacy of our internal controls. The Audit Committee functions by meeting with the independent auditors and by contact with members of management concerned with financial and control functions. The Audit Committee is comprised of Messrs. Harold E. Fleming, Chairman, Herman E. Ratchford, Chandrakant V. Shanbhag, and David G. White and met four times in 2007. Each member of the Audit Committee is independent as defined in the Nasdaq Rules. The Audit Committee operates under a written charter adopted by the Board of Directors. A copy of the Audit Committee Charter is attached to this proxy statement as Appendix A.


Compensation Committee

        Our Board of Directors has delegated to the Compensation Committee authority and responsibility with respect to all matters related to compensation for our Chief Executive Officer. Our Chief Executive Officer makes recommendations relating to the elements and amounts of his compensation, as well as recommendations with respect to elements and amounts of director compensation. The Committee may take these recommendations into consideration in its deliberations. The Compensation Committee does not delegate its authority with respect to our Chief Executive Officer's compensation to any other persons. However, the Committee does delegate responsibility for setting our Chief Financial Officer's compensation to our Chief Executive Officer, and delegates responsibility for administering parts of our compensation programs to our human resources staff. Neither the Committee nor management uses compensation consultants to determine the amount or form of chief executive or director compensation. The members of the Compensation Committee are Messrs. David G. White, Chairman, Roger A. F. Habisreutinger, Chandrakant V. Shanbhag, and Herman
E. Ratchford. Each member of the Compensation Committee is independent as defined in the Nasdaq Rules. The Compensation Committee met one time during 2007. We do not have a Compensation Committee charter.

                               GOVERNANCE MATTERS


Director Independence

        Our Board of Directors has determined that none of our directors, except Barry L. Slider, our President and Chief Executive Officer, has a relationship which, in the opinion of our Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each is independent as defined in the Nasdaq Rules. As disclosed under "Transactions with Related Persons" our independent directors and some of their affiliates from time to time have loan and deposit relationships with our Bank and one of our directors performs legal services for the Bank from time to time. These relationships are not considered by our Board to compromise their independence.

Director Nomination Process

        In recommending director candidates, our Board takes into consideration such factors as it deems appropriate based on our current needs. These factors may include diversity, age, skills such as understanding of banking and general finance, decision-making ability, interpersonal skills, experience with businesses and other organizations of comparable size, community activities and relationships, and the interrelationship between the candidate's experience and business background and other Board members' experience and business background, as well as the candidate's ability to devote the required time and effort to serve on our Board. Our Board does not have any specific process for identifying director candidates. Candidates are routinely identified through personal and business relationships and contacts of the directors and executive officers.

        The Board will consider for nomination by the Board director candidates shareholders recommend if you comply with the following requirements. If you wish to recommend a director candidate to the Board for consideration as a Board of Directors' nominee, you must submit in writing to the Board the recommended candidate's name, a brief resume setting forth the recommended candidate's business and educational background and qualifications for service, and a notarized consent signed by the recommended candidate stating the recommended candidate's willingness to be nominated and to serve. You must deliver this information to our Chairman at our address and we must receive it no later than January 15 in any year for your proposed candidate to be considered as a potential Board of Directors' nominee at the Annual Meeting of Shareholders for that year. The Board may request further information if it determines a potential candidate may be an appropriate nominee. Director candidates you recommend that comply with these requirements will receive the same consideration that the Board's candidates receive.

        Director candidates you recommend will not be considered for recommendation by the Board as potential Board of Directors' nominees if your recommendation is received later than January 15 in any year. However, you may nominate director candidates for election at the annual meeting, but no person who is not already a director may be elected at an annual meeting of shareholders unless that person is nominated in writing at least 60 days prior to the meeting. Such nominations, other than those made by or on behalf of our existing management, must be made in writing and must be delivered or mailed to our President, not less than 60 days prior to any meeting of shareholders called for the election of Directors. Nominations not made in accordance with these requirements may be disregarded by the presiding officer of the meeting, and upon his instructions, the vote tellers shall disregard all votes cast for each such nominee.


Shareholder Communications with the Board of Directors

        If you wish to send communications to the Board of Directors you should mail them addressed to the intended recipient by name or position in care of:
Corporate Secretary, First South Bancorp, Inc., 1450 John B. White, Sr. Boulevard, Spartanburg, South Carolina 29306. Upon receipt of any such communications, the Corporate Secretary will determine the identity of the intended recipient and whether the communication is an appropriate shareholder communication. The Corporate Secretary will send all appropriate shareholder communications to the intended recipient. An "appropriate shareholder communication" is a communication from a person claiming to be a shareholder in the communication the subject of which relates solely to the sender's interest as a shareholder and not to any other personal or business interest.

        In the case of communications addressed to the Board of Directors, the Corporate Secretary will send appropriate shareholder communications to the Chairman of the Board. In the case of communications addressed to the independent or outside directors, the Corporate Secretary will send appropriate shareholder communications to the Chairman of the Audit Committee. In the case of communications addressed to committees of the board, the Corporate Secretary will send appropriate shareholder communications to the Chairman of such committee.


Attendance at Meetings of the Board of Directors and Meetings of Shareholders

        During the last full fiscal year, ending December 31, 2007, our Board of Directors met twelve times (includes meetings of First South Bank Board of Directors). Each director attended a minimum of 75% of the total number of meetings of the Board of Directors and committees of which he was a member.

        We encourage, but do not require, our directors to attend annual meetings of shareholders. Last year all directors, except Mr. Herman E. Ratchford, attended the annual meeting of shareholders.

                             MANAGEMENT COMPENSATION


Executive Officer Compensation

        The following table sets forth information about compensation awarded to, earned by or paid to our Chief Executive Officer and Chief Financial Officer for the year ended December 31, 2007. Mr. Slider and Mr. Shuler are our only executive officers. In June of 2008 Mr. Shuler will be 65, however there are no plans for Mr. Shuler to retire in June of 2008. Further information about compensation paid to Messrs. Slider and Shuler in 2007 is provided above under "-- Compensation Discussion and Analysis."

                           SUMMARY COMPENSATION TABLE

                                                                                                   Nonequity
                                                                              Stock     Option   Incentive Plan  All Other
                                                       Salary      Bonus      Awards    Awards    Compensation  Compensation  Total
Name and Principal Position                     Year     ($)       ($)        ($)       ($)(1)      ($)(2)          ($)(3)     ($)
---------------------------                     ----   ------      -----      ------    ------    ------------  ------------  -----
Barry L. Slider President and Chief ........... 2007   $237,590   $ 36,084   $      0   $      0   $ 45,566     $ 57,737   $376,977
Executive Officer                               2006    226,350          0          0          0     86,840       52,364    365,554

V. Lewis Shuler  Executive Vice President ..... 2007   $138,265   $ 15,180   $      0   $      0   $ 19,182     $ 28,834   $201,461
and Chief Financial Officer                     2006    132,880          0          0          0     32,710       20,983    186,573

(1) No options were granted in 2007 or 2006. Because the Company vested all outstanding options in 2005, no dollar amounts of options were recognized for financial statement reporting purposes with respect to 2007 or 2006 in accordance with Financial Accounting Standard 123R.
(2) Includes amounts under the Deferred Compensation Plan of $45,566 for Mr. Slider and for Mr. Shuler of $19,182. These awards were for 2007, and were paid in 2008. One fifth of the award amount under the Deferred Compensation Plan is payable at the end of each year thereafter, provided the executive remains employed with the bank or terminates employment at normal retirement age or because of disability. For performance in 2006 Mr. Slider's award under the Deferred Compensation Plan in January 2007 was $86,840 and Mr. Shuler's was $32,710. The Deferred Compensation Plan is discussed on page 13 of this proxy statement.
(3) The aggregate change in the actuarial present value of Messrs. Slider's and Shuler's accumulated benefits under their 1999 Salary Continuation Agreements for 2006 of $18,762 and $12,951 and for 2007 of $22,166 and $20,298, respectively. These agreements are discussed below under the caption "Salary Continuation Agreements." Also includes our 2007 and 2006 contributions to the Bank's 401(K) Plan on behalf of Messrs. Slider and Shuler in the amounts of $13,320 and $7,560 for 2006 and $13,979 and $8,108 for 2007, respectively, and directors fees of $ 19,500 and $20,800 for 2006 and 2007, respectively, paid to Mr. Slider. Does not include premiums for group life, health and disability coverage, which are provided to Messrs. Slider and Shuler on the same basis as for all other full-time employees. Also does not include perquisites or other personal benefits, the aggregate amount of which did not exceed $10,000 for either Mr. Slider or Mr. Shuler in 2007. "All Other Compensation" also includes the imputed value established for federal income tax purpose of the bank-paid premiums for insurance policies on the lives of Messrs. Slider and Shuler. Messrs Slider and Shuler have the right to designate the beneficiary of a portion of the policy death benefits under split dollar arrangements entered into with the bank. See "Split Dollar Agreements" in this proxy statement for additional information about these split dollar life insurance arrangements. For Mr. Slider "All Other Compensation" in 2007 includes an imputed value of $792 for the split dollar benefit, compared to an imputed value of $782 for 2006. For Mr. Shuler the imputed value in 2007 was $428, and $472 in 2006.

                2007 Outstanding Equity Awards At Fiscal Year-End

        The following table provides information about stock options held by our executive officers at the end of 2007. All outstanding options are currently exercisable. We have not granted any other equity based awards to our executive officers.

                                      Option Awards
                            -------------------------------------
        Name                Number         Option     Option
                            of             Exercise   Expiration
                            Securities     Price      Date
                            Underlying        ($)
                            Unexercised
                            Options
                                 (#)
                             Exercisable
                            ------------   ------     ---------
        Barry L. Slider        5,696         9.79     12/31/10
                               5,400        11.66     12/31/11
                               4,320        16.66     12/31/12
                               4,868        17.50     12/31/13
                               2,984        29.16     12/31/14
                               3,054        27.50     12/31/15

        V. Lewis Shuler        2,287         9.44     12/31/09
                               2,829         9.79     12/31/10
                               2,700        11.66     12/31/11
                               2,186        16.66     12/31/12
                               2,254        17.50     12/31/13
                               1,382        29.16     12/31/14
                               1,191        27.50     12/31/15


Employment Agreement.

         On February 20, 2008 First South Bancorp, Inc. and First South Bank entered into an employment agreement with President and Chief Executive Officer Barry L. Slider. The employment agreement has a term of three years, renewing monthly for one additional month but terminating when Mr. Slider attains age 65. The agreement provides for a minimum base salary of $242,700 annually, which may in the discretion of the board or compensation committee be increased but may not be decreased. If Mr. Slider is terminated without cause or if he terminates voluntarily but for good reason, he will be entitled to a lump-sum payment in an amount equal to three times his base salary on the date notice of employment termination is given, without discount for the time value of money, plus any bonus earned by him or accrued by First South on his behalf through the date employment termination becomes effective. Voluntary termination for good reason includes termination by Mr. Slider because of adverse changes in employment circumstances, such as reduced compensation or responsibilities or a material change in the geographic location at which Mr. Slider must perform services for First South. If a change in control of First South occurs, Mr. Slider will be entitled to a lump-sum payment in an amount equal to three times the sum of his annual compensation. The employment agreement promises a tax gross-up benefit if the aggregate benefits payable to Mr. Slider after a change in control are subject to excise taxes under sections 280G and 4999 of the Internal Revenue Code. In very general terms, benefits received by an executive after a change in control are subject to excise taxes if the benefits exceed three times the executive's average taxable compensation in the five-year period before the change in control. The new employment agreement includes a covenant on Mr. Slider's part that he will not compete with the bank for one year after employment termination, but the prohibition against competition is void after a change in control. Lastly, the new employment agreement provides for reimbursement of Mr. Slider's legal fees if the employment agreement is challenged after a change in control, up to a maximum of $500,000.

Salary Continuation Agreements.

         1999 Salary Continuation Agreement. In 1999 we entered into Salary Continuation Agreements with each of Messrs. Slider and Shuler. As amended since 1999, the agreements provide for payment of retirement benefits to Messrs. Slider and Shuler if they terminate employment after attaining the age 65 normal retirement age. The agreements are unfunded obligations of First South Bank. A reduced benefit is payable for early termination occurring before age 65, whether termination is voluntary on the executives' part or involuntary but without cause, termination because of disability, or termination after a change in control occurs. Mr. Slider's annual benefit under the Salary Continuation Agreement when he attains age 65 is expected to be approximately $64,600, payable in monthly installments for 18 years beginning with the month after his employment termination. If Mr. Slider's employment with First South Bank continues beyond age 65, the annual benefit amount payable at termination would increase until termination by 2% for each year of continued service with the bank. A reduced annual benefit of approximately $52,000 would be payable for early termination occurring before November 1, 2008, likewise payable in monthly installments for 18 years, but payment of the reduced benefit would not begin until Mr. Slider finally attains age 65 in 2017, although payment of the benefit would begin immediately after termination if termination is because of disability. If Mr. Slider's termination is the result of his death, instead of an annual benefit his beneficiaries would receive a lump-sum payment of the liability balance accrued by the bank to account for the bank's Salary Continuation Agreement obligation. Mr. Shuler's normal retirement age annual benefit under his Salary Continuation Agreement is approximately $24,000, payable in monthly installments for 18 years. Mr. Shuler will attain age 65 in June of this year. Mr. Shuler's annual normal retirement age benefit will increase annually by 2% for each year he continues to serve with First South Bank after attaining age 65.

         Messrs. Slider and Shuler will forfeit their Salary Continuation Agreement benefits if they are terminated with cause, meaning termination because of (x) a willful act of misconduct or gross negligence before a change in control occurs, causing material monetary or other injury to First South Bank, (y) a criminal conviction for any act involving First South Bank's business and affairs, or (z) a criminal conviction for commission of a felony, the circumstances of which substantially relate to the executive's position with First South Bank.

         2008 Salary Continuation Agreement. On February 20, 2008 First South Bank also entered into an Amended Salary Continuation Agreement with Mr. Slider. Promising an annual benefit of $180,000 payable in monthly installments for the executive's lifetime beginning at age 65 or a reduced benefit payable for the executive's lifetime beginning at age 65 if his employment terminates before age 65, the 2008 Salary Continuation Agreement is in addition to and does not replace the November 19, 1999 Salary Continuation Agreement between Mr. Slider and the bank, as that agreement has been amended. Mr. Slider will forfeit all benefits if his employment is terminated by the bank with cause. If a change in control occurs before Mr. Slider attains age 65 and while he is still employed by the bank, instead of the lifetime annual benefit he will receive immediately after the change in control a lump-sum payment in cash in amount equal to the present value at age 65 of a lifetime benefit of $180,000, in addition to a potential gross-up payment to compensate for excise taxes imposed under sections 280G and 4999 of the Internal Revenue Code. If Mr. Slider dies before receiving the Salary Continuation Agreement benefit his designated beneficiary will be entitled to an amount equal to the liability accrual balance established by the bank under accounting principles generally accepted in the United States to account for the benefit. Like the employment agreement, the Salary Continuation Agreement provides for reimbursement of Mr. Slider's legal fees if the agreement is challenged after a change in control, up to a maximum of $500,000.

Split Dollar Agreements.

         1996 Split Dollar Agreement. In 1996 the bank purchased a $250,000 policy on Mr. Slider's life and a $100,000 policy on the life of Mr. Shuler, entering into a split dollar agreement with each of them. Under the 1996 split dollar agreements, as amended in 1999, Messrs. Slider and Shuler are owners of the insurance policies but the bank is entitled to a portion of the total policy death proceeds sufficient to repay the bank for the annual premiums paid by the bank. Through 2002 the total premiums paid by the bank were $26,250 for the policy on Mr. Slider's life and $18,000 for the policy on Mr. Shuler's life. Instead of the bank continuing to pay the annual premium, beginning in 2003 Messrs. Slider and Shuler have paid the premiums with their own funds, although the bank increased their compensation in an amount sufficient to provide them with funds to make the premium payments. At the executives' death, the bank was to receive from total policy death proceeds an amount equal to the total annual premiums paid from 1996 through 2002, or $26,250 in Mr. Slider's case and $18,000 in Mr. Shuler's. In the first quarter of 2008 the policies for Mr. Slider and Mr. Shuler were surrendered for their cash value, and the bank was reimbursed for the premiums paid in the amount of $26,250 for Mr. Slider and $18,000 for Mr. Shuler.

         1999 Split Dollar Agreement. The 1999 Salary Continuation Agreements (as amended) between the bank and each of Messrs. Slider and Shuler are accompanied by endorsement split dollar arrangements entitling each of the executives to designate a beneficiary of a portion of the total death proceeds payable at his death under insurance policies on his life, which policies are owned by First South Bank. The life insurance purchased by the bank is designed to offset the bank's contractual obligation to pay retirement benefits under the Salary Continuation Agreements and to recover the bank's cost of providing benefits. Although the endorsement split dollar agreements and the Salary Continuation Agreements were executed at the same time, there is no direct linkage between the two.

         Of the total death proceeds payable at the executive's death under the life insurance policies, the bank is entitled to a portion equal to the greater of (x) the policy cash surrender value plus an amount stated in a schedule attached to the agreement and (y) the aggregate premiums paid by the bank for the policy less any outstanding indebtedness to the insurer. The executive's designated beneficiary is entitled to all other policy death proceeds. If the executive's employment terminates voluntarily or involuntarily but without cause before age 65, the executive's designated beneficiary will no longer be entitled to any benefits under the 1999 split dollar arrangement associated with the 1999 Salary Continuation Agreements. But if the executive remains employed with the bank to age 65, or if the executive's employment terminates before age 65 because of disability or after a change in control, his designated beneficiary will be entitled at the executive's death to benefits under the 1999 endorsement split dollar arrangement for death occurring after employment termination. Mr. Slider's endorsement split dollar agreement would provide split dollar life insurance proceeds of approximately $663,933 to Mr. Slider's heirs. Mr. Shuler's heirs would receive approximately $142,821. Because the split dollar life insurance death benefit is payable to executives' designated beneficiaries for death occurring after employment termination, the bank is required by accounting principles clarified in 2006 to accrue during the executives' working years for the cost of maintaining the insurance in the executives' retirement. With clarification in 2006 that expense recognition for the post-retirement benefit is necessary, the Financial Accounting Standards Board permitted employers to recognize the cost of post-retirement split dollar arrangements with a one-time charge to retained earnings for agreements in force at the end of 2007, with recognition of accrual expense beginning in 2008.

         Under generally accepted accounting principles, increases in the cash surrender value of the bank-owned life insurance policies are included in "other non-interest income" on First South Bancorp, Inc.'s income statement. The bank expects to recover in full all premiums paid and all earnings credited to the policies' cash value from the bank's portion of the policies' death benefits. The bank currently intends to hold the policies until the death of the insureds.

         2008 Split Dollar Agreement. The bank and Mr. Slider also entered into an Endorsement Split Dollar Agreement on February 20, 2008. Under this agreement Mr. Slider may designate a beneficiary of a portion of the total death proceeds payable at his death under insurance policies on his life, which policies are owned by First South Bank. The portion for which Mr. Slider may designate the beneficiary is approximately $572,000, calculated as the lesser of (x) 100% of the net death proceeds, meaning the total policy death proceeds minus the policy cash surrender value, and (y) $1,988,360. The remainder of the total death proceeds is payable to the bank. The Endorsement Split Dollar Agreement provides for a death benefit payable to Mr. Slider's beneficiary solely for death occurring while Mr. Slider is employed by the bank and solely for death occurring before Mr. Slider attains age 65. When his employment terminates or when he attains age 65 Mr. Slider's beneficiary will no longer be entitled to any benefits under the Endorsement Split Dollar Agreement.

Short-term cash incentive plan.

         A group of officers selected by the Compensation Committee is eligible for an annual cash bonus award under First South Bancorp, Inc.'s short-term cash incentive plan. Including Messrs. Slider and Shuler, there currently are fifteen officers eligible for awards. If an officer's performance goals are achieved for a specific year, the officer's cash bonus is an amount ranging up to a fixed percentage of the officer's salary for that year, payable shortly after the end of the year. Established annually by the Compensation Committee in Mr. Slider's case and by Mr. Slider in the case of all other officers, the performance goals of each officer are based upon that officer's job function and responsibilities. The performance goals are therefore not necessarily the same for each of the fifteen officers. Mr. Slider's performance goals are entirely objective criteria. The performance goals of thirteen other officers are almost exclusively objective criteria, with a subjective performance evaluation making a small contribution to the overall bonus calculation. One of the fifteen officers' bonus amounts is determined primarily by subjective assessment of performance, with objective factors also making a contribution to the overall bonus calculation. The fixed percentage of salary representing an officer's maximum potential bonus is also not necessarily the same for each of the fifteen officers, ranging from 10% of salary for two of the seven officers to 35% of salary in the case of Mr. Slider and 25% in the case of Mr. Shuler.

         The performance goals applicable to Messrs. Slider and Shuler are identical and have to do with First South's net profit after taxes, earnings per share, efficiency ratio, examination rating, and allowance for loan and lease losses. One half of the bonus calculation for Messrs. Slider and Shuler is determined by First South's net profit after taxes, with the other four criteria accounting equally for the other half, or 12.5% for each other criterion. Achieving threshold performance in any of the five criteria is sufficient for Messrs. Slider and Shuler to receive a bonus, but the maximum potential cash bonus - 35% of salary for Mr. Slider and 25% for Mr. Shuler - is payable if and only if all five performance goals are fully achieved. For example, if the actual increase in net profit after tax is 50% of the goal, Messrs. Slider and Shuler would as a result be entitled to a bonus based on that goal alone equal to 50% of the 50% weight given to that particular performance goal, or 25%. With the CEO's maximum bonus of 35% of salary, his bonus on account of achieving one half of the net profit goal would be 25% of 35%, or 8.75% of salary. With a 12.5% weighting given to the four other criteria, a similar calculation applies to each of the other four goals. In 2007 the performance goals for the CEO and CFO were 43.75% achieved in the aggregate, yielding a bonus of 15.3% of salary, or $36,084, in Mr. Slider's case and 10.9%, or $15,180, in Mr. Shuler's. The specific goals for 2007 were -

     1) net profit after taxes of $3.7 million, with no bonus for net profit unless net profit after taxes had been at least $3.3 million. This goal accounts for up to 50% of the maximum potential bonus. Net profit after taxes did not reach the $3.3 million threshold in 2007 and as a result 0% of the bonus payment made to Messrs. Slider and Shuler for 2007 is attributable to this performance goal. Had net profit after taxes been greater than $3.3 million but less than $3.7 million, a portion of the total bonus would have been attributable to the net profit goal, the amount of the bonus depending on the amount by which net profit exceeded $3.3 million,

     2) allowance for loan and lease losses representing 1.10% or more of total loans. This performance goal accounts for up to 12.5% of the maximum potential bonus. The threshold figure was an ALLL of 1.06%, below which no portion of the total bonus would have been attributable to this goal. The ALLL goal was fully achieved, with an ALLL of 1.10%, contributing 12.5 percentage points to the bonus calculation for Messrs. Slider and Shuler,

     3) earnings per share of $1.60 or more, accounting for up to 12.5% of the maximum potential bonus. The threshold figure was earnings per share of $1.40, below which no portion of the total bonus would have been attributable to this goal. Although the maximum $1.60 earnings per share goal was not fully achieved, actual earnings per share for 2007 of $1.55 corresponds to achievement of 75% of the goal. As a consequence, the company's earnings per share contributed 9.375 percentage points to the total bonus payment made to Messrs. Slider and Shuler, or 75% of 12.5%,

     4) efficiency ratio of 57% or less, accounting for up to 12.5% of the maximum potential bonus. The threshold figure was an efficiency ratio of 63%. Had the efficiency ratio been any higher than 63%, no portion of the total bonus would have been be attributable to this goal.

          Although the efficiency ratio goal was not fully achieved, the actual efficiency ratio for 2007 was 58.56%, corresponding to achievement of 75% of the goal. As a consequence, the company's 58.56% efficiency ratio in 2007 contributed 9.375 percentage points to the total bonus payment made to Messrs. Slider and Shuler, or 75% of 12.5%. First South defines the efficiency ratio as non-interest expense divided by the sum of (x) non-interest income and (y) net interest income before the provision for loan losses, and

     5) safety and soundness examination rating goal. All banks are examined by Federal bank regulatory authorities according to the Uniform Financial Institutions Rating System, which is commonly referred to by the acronym CAMELS, which in turn stands for the various components, or subjects, of an examination: Capital, Assets, Management, Earnings, Liquidity, and Sensitivity to Market Risk. Federal bank examiners give each component a numerical rating from 1 to 5, with a rating of 1 representing the strongest performance and management practices and the lowest degree of supervisory concern and a rating of 5 indicating the weakest performance and management practices and the highest degree of supervisory concern. A bank's composite rating likewise ranges from 1 to 5, depending upon each of the component ratings.
          However, banks are prohibited from disclosing their component or composite examination ratings to the public.


Deferred Compensation Plan.

         A group of officers selected by the Compensation Committee is eligible for a deferred compensation award under First South Bancorp, Inc.'s Deferred Compensation Plan which became effective on January 1, 2007. Including Messrs. Slider and Shuler, there currently are seven officers eligible for awards. If an officer's performance goals are achieved for a specific year, the officer's deferred compensation award is an amount ranging up to a fixed percentage of the officer's salary for that year, and the award is granted shortly after the end of the year. Established annually by the Compensation Committee in Mr. Slider's case and by Mr. Slider in the case of all other officers, the performance goals of each officer are the same as those under First South Bancorp, Inc.'s short-term cash incentive plan, summarized elsewhere in this proxy statement.

         Annual deferred compensation awards under the Deferred Compensation Plan vest and are paid in equal annual installments over five years, the first installment payable in cash at the end of the year in which the award is made and subsequent installments payable at each anniversary thereafter. Unless the officer's employment termination is the result of death or disability, the officer forfeits unvested deferred compensation awards when his or her employment terminates. Mr. Slider and Mr. Shuler received a nonqualified deferred compensation award of $86,840 and $32,710 in January, 2007 relating to 2006 performance, and the first installment payments of $17,368 and $6,542, respectively, were paid to Messrs. Slider and Shuler on December 31, 2007. In January, 2008, each of Messrs. Slider and Shuler received a nonqualified deferred compensation award of $46,566 and $19,182 for 2007 performance, but the first installment will not be payable until the end of 2008. Except in the case of retirement or disability, an officer must be employed at the time each of the five installments becomes payable in order to receive the cash payment corresponding to the deferred compensation award.


1996 and 2005 Stock Option Plans

         1996 Stock Option Plan

        On April 17, 1996, the Board of Directors of our Bank adopted the 1996 Stock Option Plan, which reserved 112,500 shares of common stock (as adjusted to reflect 2-for-3 stock split on March 19, 2004) for issuance pursuant to the exercise of options which could be granted pursuant to the 1996 Stock Option Plan. The 1996 Stock Option Plan was approved by the shareholders of the Bank at the 1997 Annual Meeting of Shareholders. Upon our acquisition of the Bank in 1999, the 1996 Stock Option Plan and the outstanding options became our plan and options. Options granted under the 1996 Stock Option Plan may be either "incentive stock options" within the meaning of the Internal Revenue Code, or nonqualified stock options and may be granted to persons who are our employees or employees of the Bank or any subsidiary (including officers and directors who are employees) at the time of grant or, in the case of nonqualified options, to persons who are not employees, such as directors. Incentive stock options must have an exercise price not less than the fair market value of the common stock at the date of grant, as determined by a committee of the Board of Directors consisting of at least three non-employee directors (the "Committee"). Other options shall have the exercise price set by the Committee. The Committee may set other terms for the exercise of the options but may not grant more than $100,000 of incentive stock options (based on the fair market value of the optioned shares on the date of the grant of the option) which first become exercisable in any calendar year. Payment for optioned shares may be in cash, common stock or a combination of the two. The Committee also selects the employees to receive grants under the 1996 Plan and determines the number of shares covered by options granted under the plan. No options may be exercised after ten years from the date of grant and options may not be transferred except by will or the laws of descent and distribution. Incentive stock options may be exercised only while the optionee is an employee of our Company or our Bank, within three months after the date of termination of employment, within twelve months of disability, or within two years of death. The terms and conditions of other options relating to termination of employment, death or disability will be determined by the Committee. The 1996 Stock Option Plan terminated on April 16, 2006, and no options have been granted thereunder after that date.

         2005 Stock Option Plan

        On March 16, 2005, our Board of Directors adopted the 2005 Stock Option Plan, which reserves 420,000 shares (adjusted for a 6-for-5 stock split in 2006) of common stock for issuance pursuant to the exercise of options. The 2005 Stock Option Plan was approved by our shareholders at the 2005 Annual Meeting of Shareholders. The Plan is administered by the Board of Directors or a Committee appointed by the Board of Directors. Options awarded under the Plan are "incentive stock options" within the meaning of the Internal Revenue Code. Options may be granted pursuant to the 2005 Stock Option Plan to persons who are employees of our Company or any subsidiary (including directors who are employees) at the time of grant. The Board of Directors or the Committee selects the persons to receive grants under the 2005 Stock Option Plan and determines the number of shares covered by options granted under the 2005 Stock Option Plan. All stock options will have such exercise prices as may be determined by the Board of Directors or the Committee at the time of grant, but such prices may not be less than the fair market value of the Common Stock at the date of grant. The Board of Directors or the Committee may set other terms for the exercise of the options but may not grant to any one holder more than $100,000 of incentive stock options (based on the fair market value of the optioned shares on the date of the grant of the option) which first become exercisable in any calendar year. No options may be exercised after ten years from the date of grant, and options may not be transferred except by will or the laws of descent and distribution. Incentive stock options may be exercised only while the optionee is our employee, within three months after the date of termination of employment, or within twelve months of death or disability, but only to the extent the option has not expired. The number of shares reserved for issuance under the 2005 Stock Option Plan, the number of shares covered by outstanding options and the exercise price of options will be adjusted in the event of changes in the number of outstanding shares of common stock effected without our receipt of consideration. All outstanding options will become immediately exercisable in the event of a change of control of our Company (as defined in the 2005 Stock Option Plan). The Board of Directors may alter, suspend or discontinue the 2005 Stock Option Plan, but may not increase (except as discussed above) the maximum number of shares reserved for issuance under the 2005 Stock Option Plan, materially increase benefits to participants under the 2005 Stock Option Plan, or materially modify the eligibility requirements under the 2005 Stock Option Plan without shareholder approval or ratification. Unless earlier terminated, the 2005 Stock Option Plan will terminate on March 18, 2015, and no options will be granted thereunder after that date.

        The foregoing descriptions are summaries of the terms of the 1996 Stock Option Plan and the 2005 Stock Option Plan and are qualified in their entirety by reference to the actual texts of the plans, which are filed with the Securities and Exchange Commission as exhibits to our Forms S-8 filed September 23, 2005. These summary descriptions do not create any legal or equitable rights in any person.

Compensation of Directors

        In 2007, we paid our directors, other than the Chairman of our Board, $1,600 for each monthly meeting of the Board of Directors attended, and we paid our Chairman of the Board $1,700 for each monthly meeting of the Board of Directors attended. We also paid directors, other than committee chairs, $1,050 for each committee meeting attended, and we paid committee chairs $1,100 for each committee meeting attended. Directors of our Company are also directors of our subsidiary, First South Bank, but they are not paid additional director fees for serving in the capacity of directors of both our Company and our Bank.

        The table below provides information about all compensation we paid to each of our directors for their service during 2007. Information about director's fees paid to Mr. Slider is included in the Summary Compensation Table.

                           2007 DIRECTOR COMPENSATION

Name                            Fees       Stock     Option     Non-Equity        Change in        All Other         Total
                                Earned     Awards    Awards     Incentive Plan    Pension Value    Compensation         ($)
                                or            ($)       ($)     Compensation      and                     ($)
                                Paid in                                ($)        Nonqualified
                                Cash                                              Deferred
                                   ($)                                            Compensation
                                                                                  Earnings
                                                                                        ($)
                                -------    ------    -------    --------------    -------------     -------------   --------

Harold E. Flemming               36,250         0          0                 0                0                 0    36,250
Joel C. Griffin                  28,600         0          0                 0                0                 0    28,600
Roger A.F. Habisreutinger        40,200         0          0                 0                0                 0    40,200
Herman E. Ratchford              28,600         0          0                 0                0                 0    28,600
Chandrakant V. Shanbhag          38,750         0          0                 0                0                 0    38,750
David G. White                   32,900         0          0                 0                0                 0    32,900

Director Retirement Agreement.

          Lastly, on February 20, 2008 the bank entered into a Director Retirement Agreement with Mr. Slider and with each of Directors Harold Fleming, Joel Griffin, Roger Habisreutinger, Chandrakant Shanbhag, Herman Ratchford, and David White. The terms of all of the agreements are identical with the exception of the agreement with Herman Ratchford. The Director Retirement Agreements promise an annual benefit of $30,000 payable in monthly installments for ten years for all agreements, beginning when the director attains age 70, age 80 for the Herman Ratchford agreement. The director would be entitled to a reduced annual benefit if his director service terminates before age 70, age 80 for the Herman Ratchford agreement, with the reduced benefit payable for ten years but beginning in the month after termination for all agreements. If a change in control occurs both before a director attains age 70, age 80 for the Herman Ratchford agreement, and while he is still serving as a director, instead of the annual benefit he will receive immediately after the change in control a lump-sum payment in cash in amount equal to the liability accrual balance established by the bank to account for the benefit for all agreements. At the director's death the bank will pay to his designated beneficiary an amount equal to the liability accrual balance existing at death for all agreements.


                        TRANSACTIONS WITH RELATED PERSONS

        Our Bank, in the ordinary course of its business, makes loans to and has other banking transactions with our directors, officers, principal shareholders, and their associates. Loans are made on substantially the same terms, including rates and collateral, as those prevailing at the time for comparable transactions with other persons and do not involve more than the normal risk of collectibility or present other unfavorable features. None of such loans have been classified as nonaccrual, past due, restructured or problem loans. The aggregate dollar amount of loans outstanding to such persons at December 31, 2007 was $8,041,000, and during 2007, $7,226,000 in new loans were made and repayments totaled $3,872,000. Rates paid on deposits and fees charged for other banking services, and other terms of these transactions, are also the same as those prevailing at the time for comparable transactions with other persons. The Bank expects to continue to enter into transactions in the ordinary course of business on similar terms with directors, officers, principal stockholders, and their associates.

        From time to time we may also enter into other types of business transactions or arrangements for services with our directors, officers, principal shareholders or their associates. These types of transactions or services might include, among others, purchases of insurance, purchases or leases of automobiles, legal services and facilities construction. We only enter into such arrangements if we determine that the prices or rates offered are comparable to those available to us from unaffiliated third parties. Our Board approves such transactions on a case by case basis when material expense amounts are involved, but only when the business transaction or arrangement, as the sole criteria, is in the best interest of our Company. Since transactions of this nature are rare, we do not have written policies or procedures with respect to such approvals. Approvals of transactions of this nature are recorded in the minutes of our Board meetings.

        We have obtained legal services from the Law Office of David G. White in the past and expect to do so in the future. David G. White is one of our directors.

             SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        As required by Section 16(a) of the Securities Exchange Act of 1934, our directors, executive officers and certain individuals are required to report periodically their ownership of our Common Stock and any changes in ownership to the Securities and Exchange Commission. Based on a review of Section 16(a) reports available to us and any representations made to us, it appears that all such reports for these persons were filed in a timely fashion during 2007.

                  INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


Ratification of Accountants

        The Board has selected Cherry, Bekaert & Holland, L.L.P., Certified Public Accountants with offices in Spartanburg, South Carolina, to serve as our registered public accounting firm for 2008. It is expected that representatives from this firm will be present and available to answer appropriate questions at the Annual Meeting, and will have the opportunity to make a statement if they desire to do so.

        The Board recommends that you vote "FOR" the ratification of the selection of Cherry, Bekaert & Holland, L.L.P., as our independent auditors.


Fees Paid to Independent Auditors

        The following table shows information about fees billed by our independent auditors for audit services rendered in connection with the audits of our consolidated financial statements and reports for the years ended December 31, 2007 and 2006, and for other services rendered during such years on our behalf and on behalf of the Bank, as well as all out-of-pocket expenses incurred in connection with these services.

        Fee Category               2007    % of Total      2006     % of Total
                                   ----    ----------      ----     ----------
Audit Fees ...................   $60,000        92.4      $42,000       97.0
Audit-Related Fees ...........         -           -            -          -
Tax Fees .....................         -           -            -          -
All Other Fees ...............     4,900         7.6        3,168        7.0
                                 -------       ----       -------       ----
Total Fees ...................   $64,900       100.%      $45,168       100.%
                                 -------       ----       -------       ----

         Audit Fees

        Audit fees include fees billed for professional services rendered for the audit of our consolidated financial statements and review of the interim condensed consolidated financial statements included in our quarterly reports, and services that are normally provided by our independent auditor in connection with statutory and regulatory filings or engagements, and attest services, except those not required by statute or regulation.

         Audit-Related Fees

        Audit-related fees include fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and that are not reported under "Audit Fees." These fees would include services related to employee benefit plan audits, attest services that are not required by statute or regulation, and consultations concerning financial accounting and reporting standards.

         Tax Fees

        Tax fees include fees for tax compliance/preparation and other tax services. Tax compliance/preparation include fees billed for professional services related to federal, state and international tax compliance. Fees for other tax services include fees billed for other miscellaneous tax consulting and planning and for individual income tax preparation.

         All Other Fees

        Other services which were provided by Cherry, Bekaert & Holland, L.L.P. for the year ended December 31, 2007 include human resource consulting services.

        In making its decision to appoint Cherry, Bekaert & Holland, L.L.P. as our independent auditors for the fiscal year ending December 31, 2008, the Audit Committee considered whether services other than audit and audit-related services provided by that firm are compatible with maintaining the independence of Cherry, Bekaert & Holland, L.L.P.


         Audit  Committee   Pre-Approval  of  Audit  and  Permissible  Non-Audit
Services of Independent Auditors

        The Audit Committee pre-approves all audit and permitted non-audit services (including the fees and terms thereof) provided by the independent auditors, subject to limited exceptions for non-audit services described in
Section 10A of the Securities Exchange Act of 1934, which are approved by the Audit Committee prior to completion of the audit. All audit and permitted non-audit services were approved by the Audit Committee in 2007.

                             AUDIT COMMITTEE REPORT

        The Audit Committee of our Board of Directors has reviewed and discussed with our management our audited financial statements for the year ended December 31, 2007. Our Audit Committee has discussed with our independent auditors, Cherry, Bekaert & Holland, L.L.P., the matters required to be discussed by Statement on Accounting Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1 AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. Our Audit Committee has also received the written disclosures and the letter from Cherry, Bekaert & Holland, L.L.P., required by Independence Standards Board Standard No. 1, (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees), as adopted by the Public Company Accounting Oversight Board in Rule 3600T, and has discussed with Cherry, Bekaert & Holland, L.L.P., their independence.

        Based on their review of the consolidated financial statements and discussions with and representations from management and Cherry, Bekaert & Holland, L.L.P. referred to above, our Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for fiscal year 2007, for filing with the Securities and Exchange Commission.

Harold E. Fleming, Chairman              Herman E. Ratchford
Chandrakant V. Shanbhag                  David G. White

                                  OTHER MATTERS

        The Board of Directors knows of no other business to be presented at the meeting of stockholders. If matters other than those described herein should properly come before the meeting, the persons named in the enclosed form of proxy intend to vote at such meeting in accordance with their best judgment on such matters. If you specify a different choice on the Proxy, your shares will be voted in accordance with the specifications so made.

        Unless contrary instructions are indicated on the Proxy, all shares of stock represented by valid proxies received pursuant to this solicitation, and not revoked before they are voted, will be voted "FOR" the election of any or all of the nominees for directors named herein and "FOR" ratification of Cherry, Bekaert & Holland, L.L.P. as our independent auditors.

                           INCORPORATION BY REFERENCE

        Neither the "Compensation Committee Report" nor the "Audit Committee Report" included in this proxy statement shall be deemed to be filed with the Securities and Exchange Commission, nor deemed incorporated by reference into any of our prior or future filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent we specifically incorporate such information by reference.

                   AVAILABILITY OF ANNUAL REPORT ON FORM 10-K

        You may obtain copies of our annual report on Form 10-K required to be filed with the Securities and Exchange Commission for the year ended December 31, 2007, free of charge by requesting such form in writing from Barry L. Slider, President, First South Bank, Post Office Box 1928, Spartanburg, South Carolina 29304. Copies may also be obtained from the SEC's website at www.sec.gov.

                                   APPENDIX A


                             AUDIT COMMITTEE CHARTER


I. PURPOSE

         The primary function of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities by reviewing: the financial reports and other financial information provided by the Corporation to any governmental body or the public, the Corporation's systems of internal controls regarding finance, accounting, legal compliance and ethics that management and the Board have established; and the Corporation's auditing, accounting, and financial reporting processes generally. The Audit Committee's primary general purpose duties and responsibilities are to:

         * Serve as an independent and objective party to monitor the Corporation's financial reporting process and internal control system.

         * Review and appraise the audit efforts of the Corporation's independent accountants and internal audit functions.

         * Provide an open avenue of communication among the internal auditors, the independent accountants, and the Board of Directors.

The Audit Committee will primarily fulfill these duties and responsibilities by carrying out the activities enumerated in Section IV of this Charter.


II. COMPOSITION

         The Audit Committee shall be comprised of three or more directors as determined by the Board, each of whom shall be independent directors and free from any relationship that, in the opinion of the Board, would interfere with the exercise of his independent judgment as a member of the Committee. All members of the Committee shall have a working familiarity with basic finance and accounting practices, and at least one member of the Committee shall have accounting or related financial management experience.

The members of the Committee shall be elected by the Board for a membership term to be determined by the Board. Unless a Chair is elected by the full Board, the members of the Committee may designate a Chair by a majority vote of the full Committee membership.


III. MEETINGS

         The Committee shall meet at least twice annually, or more frequently as circumstances dictate. The Committee should meet at least annually with the independent accountants and be available on an "on-call" basis to meet with internal audit representatives to discuss any matter which representatives of either of these groups deems necessary.


IV. RESPONSIBILITIES AND DUTIES

         The Audit Committee shall have the following specific powers and duties:

1.  Reviewing  the  performance  of  the  independent   accountants  and  making
recommendations  to  the  Board  of  Directors   regarding  the  appointment  or
termination of the independent accountants;

2. Reviewing and approving the independent accountant's annual engagement letter and the internal auditor's annual audit plan;

3. Conferring with the independent accountants and the internal auditors concerning the scope of their examinations of the records of the Corporation and its subsidiaries, if applicable; directing the special attention of the auditors to specific matters or areas deemed by the Committee or the auditors to be of special significance; and authorizing the auditors to perform such supplemental reviews or audits as the Committee may deem desirable;

4. Reviewing with management the significant findings of both the independent accountants and internal auditors relative to risks and exposures;

5. Reviewing the Corporation's audited financial statements and the independent accountant's opinion rendered with respect to such financial statements, including the nature and extent of any significant changes in accounting principles;

6. Reviewing the adequacy of the Corporation's system of internal controls;

7.  Providing  an  independent,   direct  communication  between  the  Board  of
Directors, internal auditors and independent accountants;

8. Reviewing the programs and policies of the Corporation designed to ensure compliance with applicable laws and regulations, and monitoring the results of these compliance efforts;

9. Reporting through the committee chairman to the Board of Directors matters addressed in the meetings of the Audit Committee;

10. Maintaining minutes or other records of meetings and activities of the Audit Committee;

11. Considering such other matters in relation to the financial affairs of the Corporation and its accounts, and in relation to the internal and external audit of the Corporation as the Audit Committee may, at its discretion, determine to be advisable.

                                [Form of Proxy]

                                      PROXY

                            FIRST SOUTH BANCORP, INC.

               PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                FOR ANNUAL MEETING OF SHAREHOLDERS - May 21, 2008

         Roger A.F. Habisreutinger or V. Lewis Shuler, or either of them, with full power of substitution, are hereby appointed as agent(s) of the undersigned to vote as proxies for the undersigned at the Annual Meeting of Shareholders to be held on May 21, 2008, and at any adjournment thereof, as follows:

1.      ELECTION OF         FOR all nominees listed          WITHHOLD AUTHORITY
        DIRECTORS TO        below (except any I have         to vote for all
        HOLD OFFICE         written below)  [ ]              nominees listed
        FOR THE TERM                                         below  [ ]
        SHOWN.


Three-Year Term:  Herman E. Ratchford and David G. White

INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL(S) WRITE THE NOMINEE'S(S') NAME(S) ON THE LINE BELOW.

--------------------------------------------------------------------------------

2. Ratification of the selection of Cherry, Bekaert & Holland, L.L.P., as our independent auditors.

         FOR  [ ]                 AGAINST  [ ]                  ABSTAIN  [ ]

3. And, in the discretion of said agents, upon such other business as may properly come before the meeting, and matters incidental to the conduct of the meeting. (Management at present knows of no other business to be brought before the meeting.)



THE PROXIES WILL BE VOTED AS INSTRUCTED. IF NO CHOICE IS INDICATED WITH RESPECT TO A MATTER WHERE A CHOICE IS PROVIDED, THIS PROXY WILL BE VOTED "FOR" SUCH MATTER.

Please sign exactly as name appears on this form. When signing as attorney, executor, administrator, trustee, or guardian, please give full title. If more than one trustee, all should sign. All joint owners must sign.


Dated:               ,  2008             ---------------------------------------
       --------------

                                         ---------------------------------------